Exhibit 99.5

JOINDER TO THE
SECOND AMENDED AND RESTATED STOCK ESCROW AGREEMENT

THIS JOINDER (this “Joinder”) to the Second Amended and Restated Stock Escrow Agreement, dated as of October 23, 2015 (the “Escrow Agreement”), by and among Global Defense & National Security Systems, Inc., a Delaware corporation (the “Company”), Global Defense & National Security Holdings LLC, a Delaware limited liability company (the “Sponsor”), and American Stock Transfer & Trust Company (the “Escrow Agent”), is executed and delivered by each of the stockholders of STG Group, Inc., a Delaware corporation, set forth on the signature page hereto (each, a “Stockholder”) and collectively, the “Stockholders”), effective as of November 23, 2015. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Escrow Agreement.

RECITALS

WHEREAS, on the date hereof, the Stockholders have acquired an aggregate of 35,000 shares of common stock of the Company, par value $0.001 per share (the “Shares”), from the Company pursuant to the terms of a Stock Assignment, dated as of the date hereof, by the Sponsor;

WHEREAS, each Stockholder will receive its pro rata portion of the Shares, as set forth on Annex A attached hereto; and

WHEREAS, as a condition precedent to receiving the Shares, Section 4.3 of the Escrow Agreement and the Company require each Stockholder, as a holder of such Shares, to be bound by the terms and conditions of the Escrow Agreement and such other documents as the Company may reasonably require, and each Stockholder agrees to do so in accordance with the terms hereof.

AGREEMENT

1.                  Agreement to be Bound. Each Stockholder hereby acknowledges that such Stockholder has received and reviewed a complete copy of the Escrow Agreement and agrees that upon execution of this Joinder, such Stockholder shall be bound by the terms and conditions of the Escrow Agreement and such other documents as the Company may reasonably require. Each Stockholder further acknowledges that, in accordance with Sections 2 and 3 of the Escrow Agreement, such Stockholder’s Shares will be held in escrow by the Escrow Agent until release of (a) fifty percent (50%) of such Stockholder’s Shares six (6) months after the consummation of a Business Combination (as defined in the Registration Statement) and (b) fifty percent (50%) of such Stockholder’s Shares one (1) year after the consummation of a Business Combination.

2.                  Governing Law. This Joinder and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Delaware, without reference to conflicts of law principles.

3.                  Counterparts. This Joinder may be executed in one or more counterparts, each of which will be deemed a duplicate original and all of which, when taken together, will constitute one and the same document. Execution and delivery of this Joinder by exchange of facsimile or electronic mail copies bearing the signatures of the parties hereto will constitute a valid and binding execution and delivery of this Joinder by the parties hereto.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be duly executed on their behalf, this Joinder.

By:	SIMON S. LEE MANAGEMENT TRUST

	By:	/s/ Simon Lee
Name: Simon Lee
Title: Trustee

SIMON S. LEE FAMILY TRUST

	By:	/s/ Julie Lee
Name: Julie Lee
Title: Trustee

AHL DESCENDANTS TRUST

	By:	/s/Julie Lee
Name: Julie Lee
Title: Trustee

JSL DESCENDANTS TRUST

	By:	/s/ Simon Lee
Name: Simon Lee
Title: Trustee

BRIAN LEE FAMILY TRUST

	By:	/s/ Simon Lee
Name: Simon Lee
Title: Trustee

Annex A

Holder	Number of Shares
Simon S. Lee Management Trust	28,164
Simon S. Lee Family Trust	1,670
AHL Descendants Trust	1,670
JSL Descendants Trust	1,764
Brian Lee Family Trust	1,732